Exhibit 99.1




FOR IMMEDIATE RELEASE

ADA-ES COMPLETES $13.4 MILLION PRIVATE EQUITY PLACEMENT

Littleton, CO - October 26, 2005 - ADA-ES, Inc. (NASDAQ:ADES) today announced that the Company completed a private placement of 789,089 shares of its common stock at $17.00 per share with a group of institutional investors.
Net proceeds of the financing are expected to be $12.6 million.

The common stock issued in the private placement has not been registered under the Securities Act of 1933, as amended. Accordingly, these shares may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act of 1933. ADA-ES has agreed to file a registration statement within 90 days covering resale of the shares by the private placement investors. The shares also carry certain "piggy-back" and other registration rights. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock.

Pritchard Capital Partners, L.L.C. served as lead placement agent in the transaction. Adams Harkness, Inc. served as co-placement agent.

Dr. Mike Durham, President of ADA-ES, stated, "This capital infusion will afford the Company a great degree of flexibility to capture additional value throughout the various elements of the growing commercial mercury control market, including engineering services, equipment supply and participation in the need for expanded activated carbon production. This new market is growing rapidly as a result of State consent decrees and regulations, the development of new coal-fired power plants, and pending Federal regulations."

About ADA-ES
Headquartered in Littleton, Colorado, ADA-ES, Inc. develops and implements proprietary environmental technology and specialty chemicals that mitigate the environmental impact from electric power and industrial companies while reducing operating costs.


This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which provide a "safe harbor" for such statements in certain circumstances. The forward-looking statements include the Company's expectations that the capital infusion will afford the Company a great degree of flexibility to capture additional value, that activated carbon production will increase and that the mercury control market is growing rapidly. These statements involve significant uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including but not limited to changing market demand for ADA-ES' products and services, changes in technology, federal funding, laws or regulations, results of demonstrations of the Company's technologies, availability of skilled personnel, and other factors discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Contact:
ADA-ES, Inc.                         -or-      Investor
Relations Counsel
Michael D. Durham, Ph.D., MBA, President       The Equity Group Inc.
Mark H. McKinnies, CFO                         www.theequitygroup.com
(303) 734-1727                                 Lauren Barbera, (212)836-9610
www.adaes.com                                  LBarbera@equityny.com
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